Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Public Service Company of New Mexico:
We consent to the use of our reports dated February 28, 2014, with respect to the consolidated balance sheet of Public Service Company of New Mexico and subsidiaries as of December 31, 2013, and the related consolidated statement of earnings, consolidated statement of changes in equity, consolidated statement of cash flows and comprehensive income for the year ended December 31, 2013, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Albuquerque, New Mexico
May 15, 2014